UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2007

SEQUIAM CORPORATION
(Exact name of registrant as specified in its charter)

California 333-45678 33-0875030
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Sunport Lane, Orlando, Florida	32809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (407) 541-0773

____________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in response to Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors - Retainer Agreement

In connection with the election of Bob Aoki at the October 23, 2007 annual meeting of shareholders, Mr. Aoki and Sequiam Corporation (the “Company”) entered into a retainer arrangement, which is deemed effective as of November 1, 2007. The material terms and conditions of the retainer agreement are as follows:

Services Provided

The Company has agreed to engage Bob Aoki to serve as a member of the Board of Directors and to provide those services required of a director under the Company’s Articles of Incorporation and Bylaws (“Articles and Bylaws”), as both may be amended from time to time and under the General Corporation Law of California, the federal securities laws and other state and federal laws and regulations, as applicable.  In addition, the Company agrees to engage Mr. Aoki to serve as the Chairman of the Company’s Audit Committee and as a member of the Company’s Compensation Committee.  Mr. Aoki will be considered an independent contractor and will not be deemed an employee of the Company for purposes of employee benefits, income tax withholding, F.I.C.A. taxes, unemployment benefits or otherwise.

Compensation

The Company will pay Mr. Aoki a nonrefundable retainer of $52,000.00 per year during the term of this agreement (prorate for the first year $8,666.66) to provide the services described above, which shall compensate him for all time spent preparing for, traveling to (if applicable) and attending board meetings during the year.  The retainer shall be provided for portions of the term less than a full calendar year.  This retainer may be revised by action of the Company’s Board of Directors from time to time.  Such revision shall be effective as of the date specified in the resolution for payments not yet made and need not be documented by an amendment to the retainer agreement.  As of the date of this Current Report on Form 8-K, Mr. Aoki has received $8,666.66.  Retainer payments shall be made quarterly in cash in advance on the first day of each accounting quarter.  Additional payments shall be made in arrears.

Subject to approval by the Board of Directors, a grant of an option to purchase the Company’s common stock shall be made to Mr. Aoki.  The specified number of shares for a new appointment to the Board of Directors shall be 500,000 shares in 2007, which grant has already been made.  Thirty-three percent of the option shall vest on each anniversary of the date of grant.  The amount and terms of the annual option grant may be revised by action of the Company’s Board of Directors from time to time.  Such revision shall be effective as of the date specified in the resolution for any grants not yet made and need not be documented by an amendment to the retainer agreement.  Subject to approval by the Board of Directors, a grant of the Company’s common stock shall be made to Mr. Aoki.  The 2007 grant shall consist of 500,000 shares, which grant has already been made.

The Company will reimburse Mr. Aoki for reasonable expenses approved in advance, such approval not to be unreasonably withheld.  Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company’s Chief Financial Officer as to form and completeness.

Indemnification and Insurance

The Company did execute an indemnity agreement in favor of Mr. Aoki, which requires the Company to indemnify Mr. Aoki for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by Mr. Aoki in connection with any criminal or civil action brought or threatened against Mr. Aoki by reason of Mr. Aoki being or having been a director of the Company.  Mr. Aoki will not be entitled to receive indemnification in certain circumstances, which includes claims for violating any state or federal securities law.   In addition, the Company will provide Mr. Aoki directors and officers’ liability insurance with minimum liability coverage of $5 million.

Term of Agreement and Termination

The retainer agreement shall be in effect until the last date of Mr. Aoki’s current term as a member of the Company’s Board of Directors and will be automatically renewed on the date of Mr. Aoki’s reelection as a member of the Company’s Board of Director for the period of such new term unless the Board of Directors determines not to renew this agreement.   Any amendment to the retainer agreement must be approved by a written action of the Company’s Board of Directors. The retainer agreement will automatically terminate upon the death of Mr. Aoki or upon his resignation or removal from, or failure to win election or reelection to, the Company’s Board of Directors.

Confidentiality

Mr. Aoki has signed and agreed to abide by the Company’s Board of Directors Proprietary Information and Inventions Agreement, which will require Mr. Aoki to maintain the confidence of the Company’s proprietary information.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

Not Applicable

               (b)           Pro Forma Financial Information.

                    Not Applicable

               (c)            Shell Company Transactions.

Not Applicable

(d)           Exhibits.

                      Number   Description

10.1	Board of Directors - Retainer Agreement (Bob Aoki) – Including Exhibit A – Board of Directors Proprietary Information and Inventions Agreement and Exhibit B – Indemnity Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION
(Registrant)

Date: October 31, 2007
By: /s/ Mark L. Mroczkowski
Mark L. Mroczkowski
Executive Vice President and Chief Financial Officer